NEUBERGER BERMAN EQUITY TRUST
                             DISTRIBUTION AGREEMENT

                                   SCHEDULE A

      The Series of Neuberger Equity Trust currently subject to this Agreement are as follows:

                                                  Date Made A Party
           Series                                 To Agreement
           ------                                 ------------

Neuberger Berman Genesis Trust                    August 2, 1993

Neuberger Berman Guardian Trust                   August 2, 1993

Neuberger Berman International Trust              November 1, 1995

Neuberger Berman Manhattan Trust                  August 2, 1993

Neuberger Berman Partners Trust                   August 2, 1993